Exhibit 8.1

 As filed with the Securities and Exchange Commission on April 23, 2020

List of Principal Subsidiaries

Name	Place of Incorporation
ChipMOS TECHNOLOGIES (BVI) LTD.	British Virgin Islands
ChipMOS U.S.A., INC.	U.S.A.
ChipMOS SEMICONDUCTORS (Shanghai) LTD.	People’s Republic of China